Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2008 Results

- Total Revenue grew 6% to $2.0 billion with Organic Revenue growth of 2%

- EPS from Continuing Operations was $0.55

Second Quarter Highlights

•                  EPS from continuing operations, excluding certain items, increased 25% to $0.71

•                  Risk and Insurance Brokerage Services revenue grew 8% with organic growth of 2%

•                  Risk and Insurance Brokerage Services pretax margin was 14.4% and the adjusted pretax margin, excluding certain items, increased 30 basis points to 18.1%

•                  Repurchased $1.1 billion or 24.5 million shares of common stock

•                  Completed sales of Combined Insurance Company of America (CICA) and Sterling Life Insurance (Sterling), generating $2.7 billion of after-tax proceeds and a $1.4 billion pretax gain

CHICAGO, IL – July 31, 2008 - Aon Corporation (NYSE: AOC) today reported results for the second quarter ended June 30, 2008.

Net income increased 372% to $1.1 billion or $3.71 per share, compared to $240 million or $0.75 per share for the prior year quarter, including a $1.0 billion after-tax gain on the sales of CICA and Sterling.  Net income from continuing operations decreased 8% to $168 million or $0.55 per share, compared to $183 million or $0.57 per share for the prior year quarter.  Net income from continuing operations per share, excluding certain items, increased 25% to $0.71 compared to $0.57 for the prior year quarter.  Certain items that impacted second quarter results and comparisons with the prior year quarter are detailed in the reconciliation of non-GAAP measures on page 11 of this press release.

“Our second quarter results reflect a 25 percent increase in adjusted earnings per share from continuing operations, highlighted by two percent organic revenue growth and a 30 basis point increase in adjusted pretax margin from our Brokerage segment, despite unusually high legacy litigation accruals,” said Greg Case, president and chief executive officer, Aon Corporation.  “Our core assets are now strategically aligned as we completed the sales of our remaining insurance underwriting businesses.  Our 2007 restructuring program is on-track and beginning to deliver benefits, driving margin improvement, while funding investments to generate future revenue growth.  We returned more than one billion dollars to our shareholders through the share repurchase program, demonstrating a continued belief in the underlying strength of Aon, and an effective use of capital to create long-term value for our shareholders.”

SECOND QUARTER FINANCIAL SUMMARY

Total revenue increased 6% to $2.0 billion with organic revenue growth of 2%.  Total operating expenses increased 9% or $145 million to $1.7 billion, including a $77 million unfavorable impact from foreign currency translation, $28 million increase in restructuring expense and $20 million of legacy litigation accruals.

Restructuring expense was $53 million in the second quarter compared to $25 million in the prior year quarter.  An analysis of restructuring-related expenses by segment and type for the 2007 restructuring program is detailed on page 12 of this release.

Restructuring savings in the second quarter related to the 2005 restructuring program are estimated at $67 million compared to $56 million in the prior year quarter.  Of the estimated restructuring savings in the second quarter, $57 million were related to the Brokerage segment, primarily for workforce reduction.  The 2005 restructuring program resulted in cumulative cost savings of approximately $225 million in 2007 and is on track to achieve $270 million of cumulative cost savings in 2008.

Restructuring savings in the second quarter related to the 2007 restructuring program are estimated at $16 million compared to no material savings in the prior year quarter.  These savings were all related to the Brokerage segment, primarily for workforce reduction.  Before any potential reinvestment of savings, the 2007 restructuring program is expected to result in cumulative cost savings of approximately $50-70 million in 2008, $175-200 million in 2009 and $240 million in 2010, consistent with previous estimates.

Foreign currency translation increased net income by approximately $0.06 per share compared to the prior year quarter due primarily to a weaker U.S. dollar versus the Euro.

Effective tax rate on continuing operations was 25.7% for the second quarter compared to 34.9% for the prior year quarter.  The rate in the second quarter includes an underlying tax rate on operations of 30.0% and the favorable resolution of prior year tax issues in the U.K.

Average diluted shares outstanding declined to 305 million in the second quarter compared to 322 million in the prior year quarter, due primarily to the Company’s share repurchase program.  During the second quarter, the Company repurchased 24.5 million shares of common stock for $1.1 billion, at an average price of $45.82 per share.  As of June 30, the Company had approximately $1.3 billion of remaining share repurchase authorization.

Discontinued Operations after-tax income was $1.0 billion or $3.16 per share compared to $57 million or $0.18 per share for the prior year quarter.  Discontinued operations for the second quarter included a $1.0 billion after-tax gain, subject to post-closing adjustments, related to the completed sales of both CICA and Sterling Life Insurance on April 1.

SECOND QUARTER SEGMENT REVIEW

Certain noteworthy items impacted revenue, pretax income and pretax margins in the second quarter of 2008 and 2007.  The second quarter segment reviews provided below include supplemental information related to adjusted pretax income and pretax margin which is described in detail on the “Reconciliation of Non-GAAP Measures – Segments and Diluted Earnings Per Share” on page 11 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

					Less:
	Second Quarter Ended			Less:	Acquisitions,	Less:	Organic
	Jun 30,	Jun 30,	%	Currency	Divestitures,	All	Revenue
(millions)	2008	2007	Change	Impact	Transfers	Other	Growth
Revenue
Americas	$625	$618	1%	2%	—%	—%	(1)%
U.K.	223	218	2	2	1	(2)	1
EMEA	382	307	24	15	—	2	7
Asia Pacific	152	138	10	10	(2)	1	1
Reinsurance	251	234	7	6	6	(7)	2
Total	$1,633	$1,515	8%	6%	1%	(1)%	2%

Risk and Insurance Brokerage Services revenue increased 8% compared to the prior year quarter with organic revenue growth of 2%.  Americas organic revenue decreased 1% reflecting a slowdown in private equity and commercial construction activity in U.S. Retail and soft market conditions, partially offset by strong growth in Latin America.  U.K. organic revenue increased 1% due primarily to growth in Affinity products.  EMEA organic revenue increased 7% due to solid growth in continental Europe and strong growth in emerging markets.  Asia Pacific organic revenue increased 1% reflecting solid growth in most Asian markets, primarily offset by the impact of certain regulatory changes in Japan.  Reinsurance organic revenue increased 2% due primarily to growth in global facultative placements and capital markets transactions, partially offset by soft market conditions and higher cedent retentions.

	Second Quarter Ended
	Jun 30,	Jun 30,	%
(millions)	2008	2007	Change
Revenue	$1,633	$1,515	8%
Expenses
Compensation and benefits	933	884	6
Other expenses	466	382	22
Total operating expenses	1,399	1,266	11

Operating income	$234	$249	(6)%
Other (income) expense	(1)	(29)	(97)
Pretax income	$235	$278	(15)%
Pretax margin	14.4%	18.3%

Pretax income – adjusted	$295	$269	10%
Pretax margin - adjusted	18.1%	17.8%

Compensation and benefits for the second quarter increased 6% or $49 million from the prior year quarter including a $47 million unfavorable impact from foreign currency translation, $11 million increase in restructuring costs and investments in key talent, partially offset by benefits related to the 2005 and 2007 restructuring programs.  Other expenses increased 22% or $84 million compared to the prior year quarter including $20 million of legacy litigation accruals, an $18 million unfavorable impact from foreign currency translation, $17 million increase in restructuring costs and $11 million for the previously disclosed reviews under the Foreign

Corrupt Practices Act (FCPA) and similar laws in other countries and related compliance initiatives.

Second quarter pretax income decreased 15% to $235 million.  Adjusting for certain items detailed on page 11 of this press release, pretax income increased 10% to $295 million and pretax margin increased 30 basis points to 18.1% versus the prior year quarter.  Absent the $20 million of legacy litigation accruals in the second quarter, adjusted pretax margin would have increased 150 basis points from the prior year quarter.

CONSULTING

					Less:
	Second Quarter Ended			Less:	Acquisitions,	Less:	Organic
	Jun 30,	Jun 30,	%	Currency	Divestitures,	All	Revenue
(millions)	2008	2007	Change	Impact	Transfers	Other	Growth
Revenue
Services	$279	$269	4%	4%	(1)%	(2)%	3%
Outsourcing	57	56	2	1	(1)	2	—
Total	$336	$325	3%	4%	(1)%	(2)%	2%

Consulting revenue increased 3% to $336 million compared to the prior year quarter.  The prior year quarter revenue included a $5 million gain from the sale of an equity investment.  Organic revenue in Consulting Services increased 3% reflecting growth internationally in retirement and health and benefits consulting.  Organic revenue in Outsourcing was similar to the prior year quarter due primarily to modest growth in benefits outsourcing, offset by a decline related to the previously announced termination of a significant outsourcing contract.

	Second Quarter Ended
	Jun 30,	Jun 30,	%
(millions)	2008	2007	Change
Revenue	$336	$325	3%
Expenses
Compensation and benefits	205	198	4
Other expenses	89	83	7
Total operating expenses	294	281	5

Operating income	$42	$44	(5)%
Other (income) expense	(1)	—	N/A
Pretax income	$43	$44	(2)%
Pretax margin	12.8%	13.5%

Pretax income - adjusted	$47	$48	(2)%
Pretax margin - adjusted	14.0%	14.8%

Compensation and benefits for the second quarter increased 4% or $7 million from the prior year quarter including an $8 million unfavorable impact from foreign currency translation and investments in key talent, partially offset by benefits related to the 2005 restructuring program.  Other expenses increased 7% or $6 million compared to the prior year quarter including a $3 million unfavorable impact from foreign currency translation.

Second quarter pretax income decreased 2% to $43 million and the pretax margin decreased 70 basis points to 12.8% versus the prior year quarter.  Adjusting for certain items detailed on page 11, pretax income decreased 2% to $47 million and the pretax margin decreased 80 basis points to 14.0%.  Absent the $5 million equity investment gain recorded in the prior year quarter, adjusted pretax margin for the second quarter would have increased 60 basis points from the prior year quarter.

UNALLOCATED INCOME AND EXPENSE

	Second Quarter Ended
	Jun 30,	Jun 30,	%
(millions)	2008	2007	Change
Operating segment income before tax	$278	$322	(14)%
Property & Casualty operations	(1)	(2)	(50)
Unallocated investment income	17	29	(41)
Unallocated expenses	(37)	(34)	9
Interest expense	(31)	(34)	(9)
Income from continuing operations before tax	$226	$281	(20)%

Property & Casualty loss declined $1 million compared to the prior year quarter.  All property & casualty business was placed into run-off in the fourth quarter 2006.

Unallocated investment income for the second quarter decreased $12 million to $17 million compared to the prior year quarter.  The Company recorded no income during the second quarter related to certain private equity investments compared to $26 million in the prior year quarter, as the timing of distributions are subject to completed transactions in the underlying portfolios.   The decline in income from these private equity investments was partially offset by interest income on higher cash balances.  Unallocated expenses increased $3 million to $37 million versus the prior year quarter due primarily to absorbed costs previously allocated to the insurance underwriting businesses.  Interest expense decreased $3 million to $31 million due primarily to redemption of the Company’s outstanding convertible debt in November 2007.

Conference Call and Webcast Details

The Company will host a conference call on Friday, August 1, 2008 at 10:00 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE:AOC) is the leading global provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting.  Through its 36,000 colleagues worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions.  Our industry-leading global resources, technical expertise and industry knowledge are delivered locally through more than 500 offices in more than 120 countries.  Aon was named the world’s best broker by Euromoney magazine’s 2008 Insurance Survey.  In 2008, Aon was ranked as the world’s largest insurance broker by Business Insurance.  Aon also was ranked by A.M. Best as the number one global insurance brokerage in 2007 and 2008 based on brokerage revenues, and voted best insurance intermediary, best reinsurance intermediary, and best employee benefits consulting firm in 2007 by the readers of Business Insurance. For more information on Aon, log onto www.aon.com.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws, the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, and the cost of resolution of other contingent liabilities and loss contingencies.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges and certain other noteworthy items that affected results for the comparable periods.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses and unusual items.  Reconciliation is provided in the attached schedules.  Supplemental organic revenue growth information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

###

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Consolidated Summary of Operations (Unaudited)

	Second Quarter Ended			Six Months Ended
(millions except per share data)	June 30, 2008	June 30, 2007	Percent Change	June 30, 2008	June 30, 2007	Percent Change
Revenue
Commissions, fees and other	$1,912	$1,776	8%	$3,785	$3,505	8%
Investment income	68	90	(24)	127	159	(20)
Total revenue	1,980	1,866	6	3,912	3,664	7

Expenses
Compensation and benefits	1,155	1,109	4	2,321	2,162	7
Other general expenses	512	425	20	943	848	11
Depreciation and amortization	58	46	26	108	93	16
Total operating expenses	1,725	1,580	9	3,372	3,103	9
Operating income	255	286	(11)	540	561	(4)

Interest expense	31	34	(9)	64	69	(7)
Other income	(2)	(29)	(93)	(6)	(29)	(79)
Income from continuing operations before provision for income tax	226	281	(20)	482	521	(7)
Provision for income tax (1)	58	98	(41)	135	173	(22)
Income from continuing operations	168	183	(8)	347	348	—

Discontinued operations
Income from discontinued operations	1,428	87	1541	1,491	160	832
Provision for income tax (2)	463	30	1443	487	55	785
Income from discontinued operations	965	57	1593	1,004	105	856

Net income	$1,133	$240	372%	$1,351	$453	198%

Basic net income per share:
Continuing operations	$0.58	$0.62	(6)%	$1.17	$1.18	(1)%
Discontinued operations	3.33	0.19	1653	3.38	0.35	866
Net income	$3.91	$0.81	383%	$4.55	$1.53	197%

Diluted net income per share:
Continuing operations	$0.55	$0.57	(4)%	$1.11	$1.09	2%
Discontinued operations	3.16	0.18	1656	3.21	0.32	903
Net income	$3.71	$0.75	395%	$4.32	$1.41	206%

Weighted average common shares outstanding - diluted	305.3	321.9	(5)%	312.5	323.1	(3)%

(1)

Tax rate from continuing operations is 25.7% and 34.9% for the second quarters ended June 30, 2008 and 2007, respectively, and 28.0% and 33.2% for the six months ended June 30, 2008 and 2007, respectively.

(2)

Tax rate from discontinued operations is 32.4% and 34.5% for the second quarters ended June 30, 2008 and 2007, respectively, and 32.7% and 34.4% for the six months ended June 30, 2008 and 2007, respectively.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Second Quarter Ended
(millions)	June 30, 2008	June 30, 2007	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (1)	Organic Revenue Growth (2)

Revenue
Risk and Insurance Brokerage Services:
Americas	$625	$618	1%	2%	—%	—%	(1)%
United Kingdom	223	218	2	2	1	(2)	1
Europe, Middle East & Africa	382	307	24	15	—	2	7
Asia Pacific	152	138	10	10	(2)	1	1
Reinsurance brokerage and related services	251	234	7	6	6	(7)	2
Total Risk and Insurance Brokerage Services	1,633	1,515	8	6	1	(1)	2
Consulting:
Consulting services	279	269	4	4	(1)	(2)	3
Outsourcing	57	56	2	1	(1)	2	—
Total Consulting	336	325	3	4	(1)	(2)	2

Unallocated revenue	18	32	(44)	N/A	N/A	N/A	N/A

Intersegment revenues	(7)	(6)	N/A	N/A	N/A	N/A	N/A
Total	$1,980	$1,866	6%	5%	—%	(1)%	2%

(1)	Includes the impact of investment income, reimbursable expenses and unusual items.

(2)	Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (1).

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Six Months Ended
(millions)	June 30, 2008	June 30, 2007	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (1)	Organic Revenue Growth (2)

Revenue
Risk and Insurance Brokerage Services:
Americas	$1,156	$1,137	2%	2%	—%	—%	—%
United Kingdom	384	374	3	2	1	—	—
Europe, Middle East & Africa	907	741	22	14	1	2	5
Asia Pacific	262	238	10	10	(1)	(1)	2
Reinsurance brokerage and related services	515	481	7	6	3	(3)	1
Total Risk and Insurance Brokerage Services	3,224	2,971	9	6	—	1	2
Consulting:
Consulting services	568	533	7	5	—	(2)	4
Outsourcing	111	121	(8)	2	(1)	—	(9)
Total consulting	679	654	4	4	(1)	—	1

Unallocated revenue	25	55	(55)	N/A	N/A	N/A	N/A

Intersegment revenues	(16)	(16)	N/A	N/A	N/A	N/A	N/A
Total	$3,912	$3,664	7%	6%	—%	(1)%	2%

(1)	Includes the impact of investment income, reimbursable expenses and unusual items.

(2)	Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (1).

Aon Corporation - Segments (Unaudited)

Risk and Insurance Brokerage Services  — Continuing Operations

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2008	June 30, 2007	Percent Change	June 30, 2008	June 30, 2007	Percent Change
Revenue
Commissions, fees and other	$1,584	$1,462	8%	$3,124	$2,873	9%
Investment income	49	53	(8)	100	98	2
Total revenue	1,633	1,515	8	3,224	2,971	9

Expenses
Compensation and benefits	933	884	6	1,884	1,724	9
Other general expenses	466	382	22	866	756	15
Total operating expenses	1,399	1,266	11	2,750	2,480	11

Operating income	234	249	(6)	474	491	(3)
Other income	(1)	(29)	(97)	(5)	(29)	(83)
Income before provision for income tax	$235	$278	(15)%	$479	$520	(8)%

Pretax income margin	14.4%	18.3%		14.9%	17.5%

Consulting - Continuing Operations

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2008	June 30, 2007	Percent Change	June 30, 2008	June 30, 2007	Percent Change
Revenue
Commissions, fees and other	$335	$319	5%	$677	$647	5%
Investment income	1	6	(83)	2	7	(71)
Total revenue	336	325	3	679	654	4

Expenses
Compensation and benefits	205	198	4	406	395	3
Other general expenses	89	83	7	168	168	—
Total operating expenses	294	281	5	574	563	2

Operating income	42	44	(5)	105	91	15
Other income	(1)	—	N/A	(1)	—	N/A
Income before provision for income tax	$43	$44	(2)%	$106	$91	16%

Pretax income margin	12.8%	13.5%		15.6%	13.9%

Reconciliation of segment income before provision for income tax to income from continuing operations before provision for income tax:

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2008	June 30, 2007	Percent Change	June 30, 2008	June 30, 2007	Percent Change
Segment income before provision for income tax
Risk and Insurance Brokerage Services	$235	$278	(15)%	$479	$520	(8)%
Consulting	43	44	(2)	106	91	16
Total segment income before provision for income tax	278	322	(14)	585	611	(4)
Property & Casualty operations	(1)	(2)	(50)	(3)	(4)	(25)
Unallocated investment income	17	29	(41)	22	51	(57)
Unallocated expenses	(37)	(34)	9	(58)	(68)	(15)
Interest expense	(31)	(34)	(9)	(64)	(69)	(7)
Income from continuing operations before provision for income tax	$226	$281	(20)%	$482	$521	(7)%

Pretax income margin	11.4%	15.1%		12.3%	14.2%

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Segments and Diluted Earnings Per Share (Unaudited) (1)

	Second Quarter Ended June 30, 2008				Six Months Ended June 30, 2008
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,633	$336	$11	$1,980	$3,224	$679	$9	$3,912

Income (loss) from continuing operations before provision for income tax - as reported	$235	$43	$(52)	$226	$479	$106	$(103)	$482
Restructuring charges	49	4	—	53	106	7	—	113
Anti-bribery and compliance initiatives	11	—	—	11	25	—	—	25
Gain on sale of land	—	—	—	—	(5)	—	—	(5)
Income (loss) from continuing operations before provision for income tax - as adjusted	$295	$47	$(52)	290	$605	$113	$(103)	615
Provision for income taxes				74				172
Income from continuing operations - as adjusted				$216				$443
Diluted earnings per share from continuing operations - as adjusted				$0.71				$1.42

Weighted average common shares outstanding - diluted				305.3				312.5

Pretax income margins - as adjusted	18.1%	14.0%	N/A	14.6%	18.8%	16.6%	N/A	15.7%

	Second Quarter Ended June 30, 2007				Six Months Ended June 30, 2007
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,515	$325	$26	$1,866	$2,971	$654	$39	$3,664

Income (loss) from continuing operations before provision for income tax - as reported	$278	$44	$(41)	$281	$520	$91	$(90)	$521
Restructuring charges	21	4	—	25	28	6	—	34
Gain on sale of businesses	(30)	—	—	(30)	(30)	—	—	(30)
Reinsurance litigation	—	—	—	—	21	—	—	21
Income (loss) from continuing operations before provision for income tax - as adjusted	$269	$48	$(41)	276	$539	$97	$(90)	546
Provision for income taxes				93				178
Income from continuing operations - as adjusted				$183				$368
Diluted earnings per share from continuing operations - as adjusted				$0.57				$1.15

Weighted average common shares outstanding - diluted				321.9				323.1

Pretax income margins - as adjusted	17.8%	14.8%	N/A	14.8%	18.1%	14.8%	N/A	14.9%

(1)

Certain noteworthy items impacting revenue and pretax income in 2008 and 2007 are described in this schedule. The revenue, income (loss) from continuing operations before provision for income tax, diluted earnings per share from continuing operations and related margins shown with the caption “as adjusted” are non-GAAP measures.

Aon Corporation

2007 Restructuring Plan (Unaudited)

By Type:	Actual					Estimated
(millions)	2007	First Quarter 2008	Second Quarter 2008	Six Months 2008	Total Incurred to Date	Total
Workforce reduction (Compensation and benefits)	$17	$51	$25	$76	$93	$185
Lease consolidation (Other general expenses)	22	5	13	18	40	95
Asset impairments (Depreciation and amortization)	4	2	12	14	18	52
Other costs associated with restructuring (Other general expenses)	3	2	3	5	8	28
Total restructuring and related expenses	$46	$60	$53	$113	$159	$360

By Segment:	Actual					Estimated
(millions)	2007	First Quarter 2008	Second Quarter 2008	Six Months 2008	Total Incurred to Date	Total
Risk and Insurance Brokerage Services	$41	$57	$49	$106	$147	$307
Consulting	5	3	4	7	12	53
Total restructuring and related expenses	$46	$60	$53	$113	$159	$360

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	Jun. 30, 2008	Dec. 31, 2007 (2)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$466	$584
Short-term investments	2,566	1,209
Receivables	2,012	2,002
Net fiduciary assets (1)	11,358	9,498
Other current assets	229	292
Assets held for sale	—	4,388
Total Current Assets	16,631	17,973
Goodwill	5,137	4,935
Other intangible assets	245	204
Fixed assets, net	483	498
Long-term investments	414	417
Other non-current assets	1,165	921
TOTAL ASSETS	$24,075	$24,948

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Net fiduciary liabilities	$11,358	$9,498
Short-term debt	—	252
Accounts payable and accrued liabilities	1,207	1,418
Other current liabilities	694	360
Liabilities held for sale	—	3,025
Total Current Liabilities	13,259	14,553
Long-term debt	2,022	1,893
Pension, post employment and post retirement liabilities	1,296	1,251
Other non-current liabilities	1,043	1,030
TOTAL LIABILITIES	17,620	18,727
TOTAL STOCKHOLDERS’ EQUITY	6,455	6,221
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,075	$24,948

(1) Includes short-term investments:  2008 - $3,521; 2007 - $3,122.

(2) Certain amounts have been reclassified to conform to the 2008 presentation.